Ex. 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-159345) of HFF, Inc.,
(2)	Registration Statement (Form S-8 No. 333-140421) pertaining to the 2006 Omnibus Incentive Compensation Plan of HFF, Inc., and
(3)	Registration Statement (Form S-8 No. 333-211722) pertaining to the 2016 Equity Incentive Plan of HFF, Inc.;

of our reports dated February 28, 2019, with respect to the consolidated financial statements of HFF, Inc. and the effectiveness of internal control over financial reporting of HFF, Inc. included in this Annual Report (Form 10-K) of HFF, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 28, 2019